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                               EXHIBIT 10B
                            MULTIGRAPHICS, INC.

                   EXECUTIVE INCENTIVE COMPENSATION PLAN

                             FISCAL YEAR 1999


   I.   PLAN OBJECTIVES

   A.   To provide competitive levels of compensation to enable
   Multigraphics, Inc. (the "Company") to attract and retain the people needed to successfully manage the business.

   B. To provide a financial incentive for selected employees upon achievement of key performance goals, consisting both of financial and operating objectives set by the Compensation and Management Committee of the Board of Directors (the "Committee").

   II.  POLICY

   It is the Company's policy to pay base salaries and annual Executive Incentive Compensation Plan ("EICP") awards which are competitive and which promote the objectives set by the committee for the plan year.

   Under this policy, each participant's annual EICP award will be based on the degree to which the Company achieves specific financial and operating goals.

   III. ELIGIBILITY AND PARTICIPATION

   In general, participants in the EICP are to be selected from that group of employees whose activities are determined by the Committee to have significant impact on business results and whose base compensation is in excess of $50,000 annually.

   Categories of participants will be established with target and maximum award potential as follows:

       Category       Threshold       Target         Maximum
          A                  10.0           40.0           80.0
          B                  7.5%            30%            60%
          C                 6.25%            25%            50%
          D                    5%            20%            40%
          E                 3.75%            15%            30%
          F                  2.5%            10%            20%

   IV.  PERFORMANCE GOALS

   Each participant will be measured based on the achievement of pre-established financial goals: profitability, cash flow and revenue growth; and pre-established operational objectives: identification and achievement of an average transaction cost index and the attainment of a customer satisfaction index as defined. Goals (threshold, target and maximum) will be suggested by the Chief Executive Officer and approved by the Committee.

   Performance goals for FY99, both financial and operational, are shown on Attachment A.
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   V.   TARGET BONUS POOL

   A participant's Target Bonus equals a percentage (generally 10 percent to 40 percent) of the base annual salary at the target level
   set by the Committee.   The Target Bonus Pool is the sum of the
   Target Bonuses for all participants. The Target Bonus Pool is reached based upon satisfaction or attainment of performance goals set up by the Committee. The Actual Bonus Pool will vary depending upon the relationship of achievement of performance goals (for example, profitability, cash flow) to target performance.

   VI.  INDIVIDUAL AWARDS

   NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS PLAN, ALL AWARDS ARE DISCRETIONARY WITH THE COMMITTEE, WHETHER PERFORMANCE GOALS HAVE BEEN MET OR NOT.

   The payout of individual awards shall be based on the attainment of the performance goals set by the Committee.

   A participant's share of the Bonus Pool will be based on the category or target bonus set for the individual by the Committee and on achievement of performance goals, unless the Committee sets other criteria. Actual bonus payouts will not exceed 200% of the Target Bonus.

   VII. DISCRETIONARY AWARDS

   An amount equal to three (3) percent of the Actual Bonus Pool may be made available for discretionary bonuses to non-participants in the Plan, but shall be subject to the approval of the Committee.

   VIII.     APPROVAL AND TIMING OF AWARD PAYMENTS

   No participant shall have any claim or right to be granted an award under the Plan. The Plan may be amended by the Company at any time and from time to time. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving to any employee the right to be retained in the employ of the Company. Except as otherwise provided herein, the Committee of the Company's Board of Directors shall have full power and authority to interpret, construe and administer the Plan, including the right to adjust the amount payable to you under any award to reflect any special circumstances that the Committee deems relevant or to terminate it at any time.
   All approved award payments will be made not later than ninety (90) days after the end of the award fiscal year, provided, however, upon receipt of a written request from any participant delivered before the end of the year, the Committee may defer payment for a period not to exceed one year.

   IX.  COMMUNICATION

   In order for the plan to be effective, it is essential that each participant have a clear understanding of how the plan operates and that each participant be informed of his or her inclusion shortly after the beginning of the plan year.

   X.   ADMINISTRATIVE DECISIONS AND PROCEDURES
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   A.   The Plan Year will be the same as the Company's fiscal year,
   i.e. August 1, 1998 through July 31, 1999.

   B.   Current Awards

   All awards will be paid in cash as soon as practical after approval (no later than 90 days after the end of the award fiscal year). The amounts required by law to be withheld for income tax and Social Security taxes will be deducted from the award payments.

   C.   Eligible Participants and Salary
   The salary of each participant on September 1 of the Plan Year will be used as the salary of record for all calculations. Initial calculations will be based upon an estimate of September 1 salaries for those employees who would be eligible for September increases, and would be finalized after the September increases have become effective.

   D.   Change in Status During the Year

   1.   New Hire, Transfer, Promotion

   A newly hired employee or an employee transferred or promoted during the Plan Year to a position qualifying for participation may receive a pro rata award based on the percentage of the Plan Year (actual months/full year times the amount granted for a full-year award for that position) the employee is in the participating position.

   2.   Demotion

   No award will be paid to an employee who has been demoted during the Plan Year to a position not eligible for participation.

   3.   Discharge

   An employee discharged during the Plan Year shall not be eligible to be paid for an award, even if his or her severance agreement extends past year-end.

   4.   Resignation

   An employee must be an active employee as of the bonus payment date to be eligible to be paid an award. An employee who resigns or is terminated prior to the payment date will not be entitled to be paid for an award.

   5.   Death, Disability, Retirement, Leave of Absence

   An employee whose status as an active employee is changed during the Plan Year for any of the reasons cited in the heading of this section may, at the discretion of the Committee, be eligible to be paid for a pro rata award.

   E.   Miscellaneous

   1. The Committee shall have the right, in its sole discretion, to modify the Plan from time to time or to terminate the Plan or to remove any participant from the Plan.
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   2.   The decision of the Committee with respect to any issues
   concerning individuals selected for award, the amount, terms, form and time of payment of awards and interpretation of any Plan guidelines or requirements shall be final and binding.

   3. By acceptance of an award, each employee agrees that such award is special additional compensation and that it will not affect any employee benefit, e.g. life insurance, savings plan, etc. in which the employee participates except as provided in paragraph 4 below.

   4. Payments of awards made under the Plan shall be included in the employee's compensation for purposes of the Company's retirement programs.

   5. The receipt of an award shall not give an employee any right to continued employment and the right and power to dismiss any employee is specifically reserved to the Company. The receipt of an award shall not entitle an employee to an award with respect to any subsequent Plan Year.

   6. When a performance goal is based on income, it may be necessary to exclude significant non-budgeted or not-controllable gains or losses from actual results in order to properly measure performance. The Committee will decide those items that shall be considered for exclusion. Examples are:

        a. Any gains or losses which will be treated as extraordinary in the Company's published financial statements.

        b. Profits or losses of companies acquired during the Plan Year, assuming they were not included in the budget and/or the goal.

        c. Material gains or losses not in the budget and/or which are of a nonrecurring nature and are not considered to be in the ordinary course of business. Some of these would be as follows:

             . Gains or losses from the sale or disposal of real estate or property.

             . Gains resulting from insurance recoveries when such
               gains relate to claims filed in previous years.

             . Losses resulting from natural catastrophes, when the
               cause of the catastrophe is beyond the control of the Company and did not result from any failure or negligence on the Company's part.

        d. In the event of an acquisition or divestiture of a business, product line or other similar transaction that would affect the attainment of performance goals, the Committee will endeavor to adjust the performance goals to reflect the expected impact of the transaction preferably at the time the transaction is approved.

   XI.  BASIS FOR DETERMINING MEASUREMENT OF RECOMMENDED AWARDS:


   Award payouts will be determined upon attainment of performance goals set by the Committee, which may consist of financial and operational performance objectives. Payments for the attainment of performance goals will be weighted at the levels set forth on the plan summary attached hereto.
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